Exhibit 4.4

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This Amended and Restated Shareholders Agreement (this “Agreement”) is executed on January 16, 2012 (“Execution Date”), by and among:

1.	Caixa dos Empregados da Usiminas, a Brazilian entity with its registered office at Rua Prof. José Vieira de Mendonça, 3011, 1° andar – Engenho Nogueira, 31310-260—Belo Horizonte – MG, enrolled with the CNPJ under No. 16.619.488/0001-70 (“CEU”);

2.	Confab Industrial S.A., a Brazilian company with its registered office at Rua Manoel Coelho nº 303, 7º andar, Conjunto 72, Centro São Caetano do Sul, 09510-100, São Paulo—SP, Brazil, enrolled with the National Register of Legal Entity (Cadastro Nacional de Pessoa Jurídica—CNPJ) under No. 60.882.628/0001-90 (“Confab”);

3.	Metal One Corporation, a Japanese company with its registered office at 23-1, 3-chome, Shiba, Minato-ku, Tokyo 105-0014, Japan and an Affiliate of Mitsubishi Corporation enrolled with the CNPJ under No. 05.733.199/0001-80 (“Metal One”);

4.

Mitsubishi Corporation do Brasil, S.A., a Brazilian company with its registered office at Avenida Paulista, 1294, 22nd and 23rd floors, 01310-915, Sao Paulo -SP, Brazil, enrolled with the CNPJ under No. 61.090.619/0001-29 (“Mitsubishi”);

5.	Nippon Steel Corporation, a Japanese company with its registered office at 6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8071, Japan, enrolled with the CNPJ under No. 05473.413/0001-07 (“NSC”);

6.	Nippon Usiminas Co., Ltd., a Japanese company with its registered office at 6-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan, enrolled with the CNPJ under No. 05.527.337/0001-75 (“NU”);

7.	Prosid Investments S.C.A., a Uruguayan company with its registered office at La Cumparsita 1373, 2º Piso, Montevideo 11200, Uruguay (“Prosid”);

8.	Siderar S.A.I.C., an Argentine company with its registered office at Carlos M. Della Paolera 299, piso 16, C1001AAF, Buenos Aires, Argentina (“Siderar”); and

9.	Ternium Investments S.à r.l., a Luxembourg company with its registered office at 29, avenue de la Porte-Neuve, L-2227 Luxembourg, Grand-Duchy of Luxembourg, enrolled with the CNPJ under No. 12.659.927/ 0001-17 (“Ternium”), and as an intervening party,

Usinas Siderúrgicas de Minas Gerais S.A. – USIMINAS, a Brazilian company with its registered office at Rua Prof. José Vieira de Mendonça, 3011, 31310-260 Belo Horizonte – MG, Brazil, enrolled with the CNPJ under No. 60.894.730/0001-5 (“Usiminas”).

RECITALS

A.	An agreement of Usiminas was executed on February 13, 1998, and was thereafter (a) amended and restated as of January 20, 2004, by NU, CEU, FAP Empreendimentos Ltda., Banco Comercial de Investimentos Sudameris S.A., Rio Negro Participações Ltda., De Castro Loureiro Eng. Ind. e Com. Ltda., Votorantim Participações S/A (“Votorantim S/A”), Camargo Corrêa S.A. (“Camargo”), Banco Bradesco S.A., Bradesco Capitalização S.A and Bradesco Vida e Previdência S.A., and (b) further amended and restated as of November 6, 2006, by NU, CEU, Votorantim S/A, Camargo, Construções e Comércio Camargo Corrêa S.A., Camargo Corrêa Cimentos S/A, MC Development do Brasil Ltda., Metal One, Carlos Jorge Loureiro, Companhia Vale do Rio Doce and NSC (such agreement, as so amended and restated, the “Original Agreement”), to govern the relations among the parties thereto as shareholders of Usiminas (such parties, or their successors and assigns, the “Original Shareholders”).

B.	Pursuant to Section 5.1 of the Original Agreement, the Original Agreement shall be valid until November 6, 2021, unless the Original Agreement is terminated upon the tenth anniversary of the execution thereof (the “Early Termination”) upon request of Original Shareholders representing more than fifteen percent (15%) of all the Registered Shares (as defined in the Original Agreement) (the “Original Agreement Registered Shares”) through delivery of a Termination Notice (as defined in the Original Agreement) to all other Original Shareholders no later than the date which is sixty (60) days following November 6, 2016.

C.	On November 27, 2011,

(a)	VBC Energia S.A. (“VBC”) (successor of Camargo, Construções e Comércio Camargo Corrêa S.A. and Camargo Corrêa Investimento em Infra-estrutura S.A., as authorized by the Original Agreement) entered into a share purchase agreement (the “VBC SPA”) with Confab, Prosid, Siderar and Ternium pursuant to which VBC agreed to sell, and Confab, Prosid, Siderar and Ternium agreed to purchase, on the terms and subject to the conditions set forth in the VBC SPA, all of the Original Agreement Registered Shares held by VBC, which total 65,606,926 ordinary shares without nominal value (the “VBC Shares”), representing approximately 12.98% of the ordinary shares issued and outstanding, approximately 6.47% of the total share capital of Usiminas, and approximately 20.33% of the Original Agreement Registered Shares;

(b)	Votorantim Industrial S.A. (“Votorantim”) entered into a share purchase agreement (the “Votorantim SPA” and, together with the VBC SPA, the “V/C SPAs”) with Confab, Prosid, Siderar and Ternium pursuant to which Votorantim agreed to sell, and Confab, Prosid, Siderar and Ternium agreed to purchase, on the terms and subject to the conditions set forth in the Votorantim SPA, all of the Original Agreement Registered Shares held by Votorantim, which total 65,606,930 ordinary shares without nominal value (the “Votorantim Shares” and, together with the VBC Shares, the “V/C Shares”), representing approximately 12.98% of the ordinary shares issued and outstanding, approximately 6.47% of the total share capital of Usiminas, and approximately 20.33% of the Original Agreement Registered Shares;

(c)	CEU entered into a share purchase agreement with Confab, Prosid, Siderar and Ternium (the “CEU-T/T SPA”) pursuant to which CEU agreed to sell, and Confab, Prosid, Siderar and Ternium agreed to purchase, on the terms and subject to the conditions set forth in the CEU-T/T SPA, a portion of the Original Agreement Registered Shares held by CEU, which total 8,527,440 ordinary shares without nominal value (the “CEU-T/T Shares”), representing approximately 1.69% of the ordinary shares issued and outstanding, approximately 0.84% of the total share capital of Usiminas, and approximately 2.64% of the Original Agreement Registered Shares;

(d)	CEU entered into a share purchase agreement with NSC (the “CEU-NSC SPA” and, together with the V/C SPAs and the CEU-T/T SPA, the “SPAs”) pursuant to which CEU agreed to sell, and, subject to the resolution of the board of directors of NSC ratifying the execution and delivery thereof and performance thereunder, NSC agreed to purchase, on the terms and subject to the conditions set forth in the CEU-NSC SPA, a portion of the Original Agreement Registered Shares held by CEU, which total 8,527,440 ordinary shares without nominal value (the “CEU-NSC Shares”), representing approximately 1.69% of the ordinary shares issued and outstanding, approximately 0.84% of the total share capital of Usiminas, and approximately 2.64% of the Original Agreement Registered Shares; and

(e)	On November 27, 2011, CEU, Confab, Metal One, Mitsubishi, NSC, NU, Prosid, Siderar and Ternium, with Usiminas as intervening party, entered into an amended and restated shareholders agreement of Usiminas, written in the English language (the “A&RSHA”), the effectiveness of which was subject to certain conditions precedent, particularly the completion of the acquisition of the V/C Shares by T/T Group pursuant to the V/C SPAs.

D.	Following the completion on the Execution Date of the acquisition of the V/C Shares, the CEU-T/T Shares and the CEU-NSC Shares pursuant to the SPAs (collectively, the “Acquisitions”), the Parties became the owners of all the Original Agreement Registered Shares. In addition, as of the Execution Date, all the conditions precedent set forth in the A&RSHA have already been satisfied.

E.	In view of the foregoing, the Parties wish to enter into a revised English-language agreement without any conditions precedent to effectiveness that, effective as from the Execution Date, will amend and restate the Original Agreement and the A&RSHA, and will govern their relations as shareholders and members of the control group of Usiminas. In addition, the Parties will enter into a Portuguese-language version of this Agreement (entitled “Acordo de Acionistas Aditado e Consolidado”) dated the Execution Date which, as provided in Section 9.7 hereof (and in Cláusula 9.7 thereof), shall prevail over this Agreement in the event of inconsistencies.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

Section 1. Definitions

For the purposes of this Agreement, the following terms have the respective meanings specified therefor in this Section 1:

1.1	“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person owns, directly or indirectly, more than fifty percent (50%) of the voting stock of the second Person or has the power, directly or indirectly, to elect or remove a majority of the members of the board of directors, trustees or comparable governing body of such second Person. For the purpose of this Agreement, any investment fund (fundo de investimento) controlled by CEU to which the Registered Shares owned by CEU are Transferred in accordance with Section 3.3 shall be deemed to be an Affiliate of CEU for so long as (a) CEU remains at all times the beneficial owner of such Registered Shares (b) no Person, other than a financial institution that is the manager of such investment fund or the Person who acts on behalf of CEU and according to the instructions of CEU has the right to exercise the voting rights pertaining to such Registered Shares, and (c) in case such investment fund is terminated, dissolved or liquidated, such Registered Shares must be Transferred back to CEU upon such termination, dissolution or liquidation (as the case may be).

1.2	“Bankruptcy Event” means, with respect to any Person, the entry of a decree or order by a court of competent jurisdiction declaring such Person bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person under applicable Law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial portion of its property, or ordering the winding up or liquidation of such Person’s affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or the consent by such Person to the institution of bankruptcy or insolvency proceedings against it, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under the applicable Law, or the consent by such Person to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial portion of its property, or the making by such Person of an assignment for the benefit of its creditors, or the admission by such Person in writing of its inability to pay its debts generally as they fall due and its willingness to be adjudicated a bankrupt.

1.3	“BM&FBovespa” means BM&FBOVESPA S.A – Bolsa de Valores, Mercadorias e Futuros, or any successor entity thereof.

1.4	“Board of Directors” means the board of directors (Conselho de Administração) of Usiminas.

1.5	“Bylaws” means Usiminas’ estatuto social (as the same may be amended, or amended and restated, from time to time).

1.6	“CEU Group” means CEU and/or any of its Affiliates becoming parties hereto in connection with any Transfer of any Registered Shares to any such Affiliates in accordance with the terms of this Agreement, and/or any other Person (other than any Shareholder belonging to another Group or any Affiliates of any such Shareholder) to which any Registered Shares of CEU or its Affiliates are Transferred in accordance with Section 3.4(d).

1.7	“Change of Control” means the occurrence of one of the following events with respect to a Shareholder:

(a)	any Person or group of Persons, other than (x) the Person or group of Persons that, on the Execution Date, are the controlling shareholder(s) of such Shareholder or a Shareholder belonging to the same Group as such Shareholder, (y) any employee benefit plan(s) or related trust(s) sponsored or maintained by such Shareholder or other Shareholders belonging to the same Group as such Shareholder (or by any Affiliate of any such Shareholder(s)), or (z) any Affiliate of such Shareholder or other Shareholders belonging to the same Group as such Shareholder, becomes the record or beneficial owner, directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of such Shareholder’s outstanding securities ordinarily having the right to vote at elections of directors or equivalent corporate officers;

(b)	individuals who constitute the board of directors or equivalent governing body of such Shareholder on the Execution Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors or equivalent governing body of such Shareholder (or of the corporation or other form of business entity resulting from the consummation of a reorganization, merger, consolidation, scheme of arrangement, sale or other disposition of all or substantially all of the assets of such Shareholder or similar form of corporate transaction involving such Shareholder (the “Surviving Corporation”)). For the avoidance of doubt, any individual becoming a director or equivalent corporate officer after the Execution Date whose election, or nomination for election by the shareholders or quotaholders of such Shareholder or Surviving Corporation (as the case may be), was approved by (i) a vote of at least a majority of the directors or equivalent corporate officers comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of such Shareholder or Surviving Corporation in which such person is named as a nominee for director or equivalent corporate officer, without objection to such nomination) or (ii) the required votes of the shareholders or quotaholders of such Shareholder or the Surviving Corporation (as the case may be) in a general meeting of shareholders or quotaholders of such Shareholder or the Surviving Corporation (as the case may be) held in accordance with applicable Law, shall be deemed to be a member of the Incumbent Board for all purposes under this paragraph (b); or

(c)	such Shareholder’s shareholders or quotaholders approve a plan of complete liquidation or dissolution of the Shareholder which would result in an assignment or Transfer of the Registered Shares owned by such Shareholder to a Person other than an Affiliate of such Shareholder, or the consummation of a sale of all or substantially all of such Shareholder’s assets to any Person other than an Affiliate of such Shareholder;

it being understood, however, that with respect to CEU, the provisions of items (a) and (b) above shall not apply as long as CEU remains as an Entidade Fechada de Previdência Complementar.

1.8	“Corporations Law” means Brazil’s Lei N° 6.404 of December 15, 1976 (as amended from time to time).

1.9	“Executive Board” means the executive board (Diretoria) of Usiminas.

1.10	“General Meeting” means a general shareholders’ meeting (Assembleia Geral de Acionistas) of Usiminas.

1.11	“Government Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of, any Governmental Body or pursuant to any Law.

1.12	“Governmental Body” means any:

(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)	multi-national organization or body;

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; or

(f)	any other regulatory authority or any recognized stock exchange.

1.13	“Group” means CEU Group, NSC Group or T/T Group, as the context requires.

1.14	“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, rule, regulation, statute, or treaty, and any order, rule or regulation of any Governmental Body.

1.15	“NSC Group” means NSC, NU, Mitsubishi and Metal One and/or any of their Affiliates becoming parties hereto in connection with any Transfer of any Registered Shares to any such Affiliates in accordance with the terms of this Agreement, and/or any other Person (other than any Shareholder belonging to another Group or any Affiliates of any such Shareholder) to which any Registered Shares of NSC, NU, Mitsubishi, Metal One or any of their Affiliates are Transferred in accordance with Section 3.4(d).

1.16	“Ordinary Resolution” means a resolution adopted by the Shareholders at a Preparatory Meeting with the approval of Shareholders holding, in the aggregate, not less than sixty-five percent (65%) of the total number of Registered Shares.

1.17	“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body, or any other entity.

1.18	“Registered Shares” means the Shares that are subject to this Agreement.

1.19	“Shareholder” or “Shareholders” or “Party” or “Parties” means a party or parties to this Agreement (including any Person or Persons becoming parties hereto in connection with a Transfer of Registered Shares in accordance with this Agreement).

1.20	“Shares” means the ordinary shares (ações ordinárias) of Usiminas.

1.21	“Transfer” means to sell, assign, transfer or dispose of, directly or indirectly (including through the sale, assignment, lease, transfer or other disposition of shares or other equity interests in a Person).

1.22	“T/T Group” means Confab, Prosid, Siderar and Ternium and/or any of their Affiliates becoming parties hereto in connection with any Transfer of any Registered Shares to any such Affiliates in accordance with the terms of this Agreement, and/or any other Person (other than any Shareholder belonging to another Group or any Affiliates of any such Shareholder) to which any Registered Shares of Confab, Prosid, Ternium or any of their Affiliates are Transferred in accordance with Section 3.4(d).

Certain other terms are defined elsewhere in this Agreement, as noted on the table below:

TERM	SECTION
“A&RSHA”	Recital C(e)

“Acquisitions”	Recital D

“Agreement”	Preamble

“Camargo”	Recital A

“CEU”	Preamble

“CEU-NSC Shares”	Recital C(d)

“CEU-NSC SPA”	Recital C(d)

“CEU Section 5.3(b)(ii)(A) Notice”	Section 5.3(b)

“CEU-T/T SPA”	Recital C(c)

“CEU-T/T Shares”	Recital C(c)

“CEU Withdrawal Notice”	Section 5.3

“CEU Withdrawal Effective Date”	Section 5.3(b)

“Conditioned Transfer”	Section 3.4(f)

“Confab”	Preamble

“Confidential Information”	Section 6

“Disclosing Party”	Section 6

“Early Termination”	Recital B

“Execution Date”	Preamble

“Material Original Terms”	Section 3.4(a)

“Metal One”	Preamble

“Mitsubishi”	Preamble

“NSC”	Preamble

“NU”	Preamble

“Occurrence Notice”	Section 3.7

“Original Agreement”	Recital A

“Original Agreement Registered Shares”	Recital B

“Original Shareholders”	Recital A

“Preparatory Meeting”	Section 4.1

“Prosid”	Preamble

“Right of First Refusal Exercise Notice”	Section 3.4(a)

“Section 3.4 Government Authorization Expiration Date”	Section 3.4(a)

“Section 3.4 Notice”	Section 3.4(a)

“Section 3.4 Period”	Section 3.4(a)

“Section 3.4(b) Purchase Period”	Section 3.4(b)

“Section 3.4 Shares”	Section 3.4

TERM	SECTION
“Section 3.4 Transferee”	Section 3.4(a)

“Section 3.5 Defaulting Shareholder”	Section 3.5

“Section 3.5 Non-Defaulting Shareholders”	Section 3.5

“Section 5.3 Period”	Section 5.3(a)

“Section 5.3 Shares”	Section 5.3(a)

“Section 5.3(a) Exercise Notice”	Section 5.3(a)

“Siderar”	Preamble

“SPAs”	Recital C(d)

“Special Resolution”	Section 4.3

“Termination Date”	Section 5.1

“Ternium”	Preamble

“Usiminas”	Preamble

“VBC”	Recital C(a)

“VBC Shares”	Recital C(a)

“VBC SPA”	Recital C(a)

“V/C Shares”	Recital C(b)

“V/C SPAs”	Recital C(b)

“Votorantim S/A”	Recital A

“Votorantim”	Recital C(b)

“Votorantim Shares”	Recital C(b)

“Votorantim SPA”	Recital C(b)

Section 2. Shares Subject to Shareholders Agreement

2.1	Following the consummation of the Acquisitions, the number and percentage of the Registered Shares owned by each Shareholder on the Execution Date are as set forth opposite its name in the table below:

Shareholder	Number of Registered Shares held	Percentage over total Registered Shares
NU	119,969,788	37.18%
NSC	20,621,196	6.39%
Mitsubishi	7,449,544	2.31%
Metal One	759,248	0.24%
NSC Group	148,799,776	46.12%
Ternium	84,741,296	26.26%
Siderar	10,000,000	3.10%
Prosid	20,000,000	6.20%
Confab	25,000,000	7.75%
T/T Group	139,741,296	43.31%
CEU	34,109,761	10.57%
CEU Group	34,109,761	10.57%

Total Registered Shares	322,650,834	100%

The number of the Registered Shares shall remain unaltered throughout the term of this Agreement; except that any new Shares issued after the Execution Date in connection with (a) any capitalization of Usiminas’ reserves, to the extent the new bonus Shares (ações bonificadas) are issued in respect of such Shareholder’s Registered Shares, or (b) any split (desdobramentos) or grouping (grupamento) of the Registered Shares, shall constitute Registered Shares for all purposes under this Agreement.

2.2	The Shareholders hereby covenant and agree that, while any of them or their respective Affiliates may from time to time acquire and/or hold Shares not bound by this Agreement (i.e., Shares other than the Registered Shares), each of them shall vote any and all such Shares owned by it, and cause its Affiliates to vote any and all Shares owned by such Affiliates, in accordance with any decisions adopted by the Shareholders at a Preparatory Meeting pursuant to Section 4 (Voting).

Section 3. Transfer of Shares

3.1	Except as set forth in this Section 3, a Shareholder may not Transfer, or create, or suffer or permit to exist, any mortgage, pledge, hypothecation, lien, security interest, assignment by way of security or other encumbrance on, all or any portion of its Registered Shares without the prior written consent of all the other Shareholders.

3.2	Intra Group Transfers. Any Shareholder belonging to NSC Group, T/T Group or CEU Group may Transfer all or any portion of its Registered Shares to any other Shareholder belonging to the same Group as such Shareholder; provided that the Transferring Shareholder shall give to the other Shareholders and Usiminas written notice of the intended Transfer no later than five (5) days prior to the intended Transfer.

3.3	Transfers to Affiliates. Without limiting the Shareholders’ rights under Section 3.2, any Shareholder may Transfer all or any portion of its Registered Shares to any of its Affiliates; provided that (a) the Transferring Shareholder shall give to the other Shareholders and Usiminas written notice of the intended Transfer not later than ten (10) days prior to the intended Transfer providing for reasonable detail on such Affiliate (including the identity of such Affiliate and reasonable evidence that such Affiliate qualifies as an “Affiliate” (as defined in Section 1.1) of the Transferring Shareholder); (b) prior to, or simultaneously with the consummation of such Transfer, such Affiliate shall execute a written instrument pursuant to which, effective as of the consummation of such Transfer, such Affiliate shall become a party to this Agreement and assume all of the rights and obligations of the Transferring Shareholder under this Agreement with respect to the Registered Shares to be Transferred, with such Registered Shares remaining bound by this Agreement; and (c) the Transferring Shareholder shall remain liable for the performance of such Affiliate’s obligations under this Agreement.

3.4	Third-Party Transfers; Right of First Refusal. If any Shareholder belonging to NSC Group, T/T Group or CEU Group has the bona fide intention, and receives a written offer, to Transfer all or any portion of its Registered Shares (the “Section 3.4 Shares”) to a Person other than an Affiliate of such Shareholder or a Shareholder belonging to the same Group as such Shareholder, then such Transferring Shareholder shall follow the procedures below:

(a)	The Transferring Shareholder shall deliver, as promptly as practicable, and in no event later than five (5) days following the receipt of such offer, a written notice (the “Section 3.4 Notice”) to the other Shareholders and Usiminas including:

(i)	a representation that such Shareholder intends to accept such offer;

(ii)	the name, address, telephone number and principal business of the proposed Transferee (the “Section 3.4 Transferee”), specifying whether the Section 3.4 Transferee is engaged, directly or through an Affiliate, in any business in which Usiminas or any of its subsidiaries is engaged;

(iii)	if any Government Authorization is required for the consummation of the Transfer, description of such required Government Authorization and, if the Transferring Shareholder belongs to CEU Group, the date (as shall be specified in the offer) by which any such Government Authorization must be obtained(the “Section 3.4 Government Authorization Expiration Date”); and

(iv)	the number of Section 3.4 Shares to be Transferred and a description of all material terms and conditions on which such Section 3.4 Shares are to be Transferred, including purchase price, payment terms and conditions, closing conditions, indemnification provisions (including any termination or break-up fees, monetary adjustments, penalties, loss of upfront payments), termination provisions and post-closing indemnification provisions (if any) (the “Material Original Terms”) as set forth in the written offer to Transfer the Section 3.4 Shares.

Usiminas shall, no later than one (1) Business Day upon receipt of the Section 3.4 Notice, inform in writing all Shareholders of the date on which it received the Section 3.4 Notice.

Each Shareholder (other than the Transferring Shareholder) shall have the option (but not the obligation) to purchase (either directly and/or through its Affiliate(s)) the Section 3.4 Shares pursuant to the procedures described below in this Section 3.4 on the same terms as the Material Original Terms and subject to Section 3.4(f).

Within sixty (60) days after receipt of the Section 3.4 Notice by Usiminas (the “Section 3.4 Period”), each Shareholder (other than the Transferring Shareholder) shall have the option (but not the obligation) to give notice to the other Shareholders and Usiminas stating such Shareholder’s irrevocable election as to whether or not to purchase (either directly and/or through its Affiliate(s)) either its pro rata portion or all of the Section 3.4 Shares (the “Right of First Refusal Exercise Notice”), it being understood and agreed that if a Shareholder does not give such notice during the Section 3.4 Period, that Shareholder shall be deemed to have chosen not to purchase any Section 3.4 Shares.

The applicable “pro rata portion” of each Shareholder shall be calculated as follows:

(i)	for the purpose of Section 3.4(b), it shall be such proportion, expressed in percentage terms, as (x) the number of Registered Shares owned by such Shareholder bears to (y) the aggregate number of Registered Shares owned by the Group to which such Shareholder belongs, excluding the Registered Shares owned by the Transferring Shareholder; or

(ii)	for the purpose of Section 3.4(c), it shall be such proportion, expressed in percentage terms, as (x) the number of Registered Shares owned by such Shareholder bears to (y) the aggregate number of Registered Shares owned by all Shareholders, excluding the Registered Shares owned by the Group to which the Transferring Shareholder belongs.

(b)	Shareholders belonging to the same Group as the Transferring Shareholder shall have the first priority to acquire, in accordance with the provisions below, the Section 3.4 Shares; provided that they acquire all (but not less than all) of the Section 3.4 Shares. Unless otherwise agreed among all Shareholders belonging to the same Group as the Transferring Shareholder that provide a Right of First Refusal Exercise Notice, the allocation of such Section 3.4 Shares among such Shareholders shall be made in accordance with the following rules:

(i)	If only one Shareholder belonging to the same Group as the Transferring Shareholder provides a Right of First Refusal Exercise Notice and if (x) such Right of First Refusal Exercise Notice states an election to purchase all of the Section 3.4 Shares, then such Shareholder (or the Affiliate(s) indicated in such Shareholder’s Right of First Refusal Exercise Notice) shall have the obligation to purchase all of the Section 3.4 Shares on the same terms as the Material Original Terms (subject to Section 3.4(f)) or (y) such Right of First Refusal Exercise Notice states an election to purchase its pro rata portion of the Section 3.4 Shares, then such Shareholder shall have the option (but not the obligation) to purchase (either directly or through any Affiliate(s)) all of the Section 3.4 Shares on the same terms as the Material Original Terms (subject to Section 3.4(f)), which option shall be exercised by giving written notice to that effect to the other Shareholders and Usiminas no later than by the expiration of the Section 3.4(b) Purchase Period (as defined below).

(ii)	If two or more Shareholders belonging to the same Group as the Transferring Shareholder provide a Right of First Refusal Exercise Notice, then, and irrespective of whether they stated an election to purchase their pro rata portion or all of the Section 3.4 Shares, such Shareholders (or the Affiliate(s) indicated in their respective Right of First Refusal Exercise Notices) shall have the obligation to purchase their corresponding pro rata portions of the Section 3.4 Shares on the same terms as the Material Original Terms (subject to Section 3.4(f)), subject to appropriate adjustments to eliminate any fractional Shares; provided that no such Shareholder may purchase its pro rata portion of the Section 3.4 Shares unless all such Shareholders purchase, in the aggregate, all (and not less than all) the Section 3.4 Shares. Unless otherwise agreed among such Shareholders, the allocation of any remaining Section 3.4 Shares among such Shareholders shall be made in accordance with the following rules:

(A)	if only one of such Shareholders shall have stated an election to purchase all of the Section 3.4 Shares, then any remaining Section 3.4 Shares shall be purchased by such Shareholder (or the Affiliate(s) indicated in its Right of First Refusal Exercise Notice);

(B)	if more than one (but less than all) such Shareholders shall have stated an election to purchase all of the Section 3.4 Shares in the Right of First Refusal Exercise Notice, then any remaining Section 3.4 Shares shall be purchased by such Shareholders (or the Affiliate(s) indicated in their respective Right of First Refusal Exercise Notices). The number of remaining Section 3.4 Shares to be purchased by each such Shareholder shall be the number of remaining Section 3.4 Shares which bears the same ratio to the aggregate number of remaining Section 3.4 Shares being purchased as the number of Registered Shares owned by such Shareholder bears to the aggregate number of Registered Shares owned by all Shareholders belonging to the same Group as the Transferring Shareholder who shall have stated an election to purchase all of the Section 3.4 Shares, subject to appropriate adjustments to eliminate any fractional Shares;

(C)	if no such Shareholder shall have stated an election to purchase all of the Section 3.4 Shares, then each such Shareholder shall have the option (but not the obligation) to purchase (either directly or through any Affiliate(s) indicated in its Right of First Refusal Exercise Notice) any remaining Section 3.4 Shares, which option shall be exercised by giving written notice to that effect to the other Shareholders and Usiminas no later than by the expiration of the Section 3.4(b) Purchase Period. The number of remaining Section 3.4 Shares to be purchased by each such Shareholder shall be the number of remaining Section 3.4 Shares which bears the same ratio to the aggregate number of remaining Section 3.4 Shares being purchased as the number of Registered Shares owned by such Shareholder bears to the aggregate number of Registered Shares owned by all Shareholders belonging to the same Group as the Transferring Shareholder exercising the option provided in this subparagraph (C), subject to appropriate adjustments to eliminate any fractional Shares.

(D)	In the event that any such Shareholder notifies the other such Shareholders, at any time prior to the expiration of the Section 3.4(b) Purchase Period, that it (or the Affiliate(s) indicated in its Right of First Refusal Exercise Notice) is unable to purchase its pro rata portion of the Section 3.4 Shares and/or any remaining Section 3.4 Shares as per paragraphs (i) or (ii) above (as applicable), then any other such Shareholder shall have the option (but not the obligation) to purchase (either directly or through any Affiliate(s)) such Section 3.4 Shares, which option shall be exercised by giving written notice to that effect to the other Shareholders and Usiminas no later than by the expiration of the Section 3.4(b) Purchase Period. The number of such Section 3.4 Shares to be purchased by each such Shareholder shall be the number of such Section 3.4 Shares which bears the same ratio to the aggregate number of such Section 3.4 Shares being purchased as the number of Registered Shares owned by such Shareholder bears to the aggregate number of Registered Shares owned by all Shareholders belonging to the same Group as the Transferring Shareholder exercising the option provided in this subparagraph (D), subject to appropriate adjustments to eliminate any fractional Shares.

Subject to Section 3.4(f), any and all purchases of Section 3.4 Shares pursuant to this Section 3.4(b) must be consummated within thirty (30) days after the expiration of the Section 3.4 Period (the “Section 3.4(b) Purchase Period”).

(c)	If (but only if) the Shareholders belonging to the same Group as the Transferring Shareholder fail to exercise their right of first refusal or to consummate the acquisition of all of the Section 3.4 Shares in accordance with Section 3.4(b), then the Shareholders belonging to the other Groups shall have preference to acquire such Section 3.4 Shares; provided that they acquire all (and not less than all) of such Section 3.4 Shares. Unless otherwise agreed among all Shareholders belonging to such other Groups that provide a Right of First Refusal Exercise Notice, the allocation of such Section 3.4 Shares among such Shareholders shall be made in accordance with the same rules provided in paragraphs (i) and (ii) of Section 3.4(b) (it being understood, for the avoidance of doubt, that the option contemplated in subparagraph (D) of paragraph (ii) of Section 3.4(b) shall apply also in the context of this Section 3.4(c)), which shall be applied mutatis mutandis as if:

(i)	references to “Shareholder(s) belonging to the same Group as the Transferring Shareholder” were references to “Shareholder(s) belonging to any Group other than the Transferring Shareholder’s Group”; and

(ii)	references to “the expiration of the Section 3.4(b) Purchase Period” were references to “the expiration of the term provided in the last paragraph of this Section 3.4(c)”.

Subject to Section 3.4(f), any and all purchases of Section 3.4 Shares pursuant to this Section 3.4(c) must be consummated (A) if no Shareholders belonging to the same Group as the Transferring Shareholder shall have exercised their right of first refusal pursuant to Section 3.4(b), within thirty (30) days after the expiration of the Section 3.4 Period, or (B) if any of such Shareholders shall have exercised its right of first refusal pursuant to Section 3.4(b) but thereafter failed to consummate the acquisition of all of the Section 3.4 Shares in accordance with Section 3.4(b), within thirty (30) days after the expiration of the Section 3.4(b) Purchase Period.

(d)	If (but only if) the Shareholders belonging to the same Group as the Transferring Shareholder fail to exercise their right of first refusal or to consummate the acquisition of all of the Section 3.4 Shares in accordance with Section 3.4(b) and the Shareholders belonging to Groups other than the Transferring Shareholder’s Group fail to exercise their right of first refusal or to consummate the acquisition of all of the Section 3.4 Shares in accordance with Sections 3.4(c), then the Transferring Shareholder may Transfer all (but not less than all) the Section 3.4 Shares to the Section 3.4 Transferee; provided that:

(i)	Subject to Section 3.4(f),

(A)	if no Shareholder shall have exercised its right of first refusal pursuant to Section 3.4(b) or Section 3.4(c), such Transfer must be consummated within sixty (60) days after the expiration of the Section 3.4 Period; or

(B)	if any Shareholders shall have exercised their right of first refusal pursuant to Section 3.4(b) but thereafter failed to consummate the acquisition of all of the Section 3.4 Shares in accordance with Section 3.4(b) and no Shareholder shall have exercised its right of first refusal pursuant to Section 3.4(c), such Transfer must be consummated within thirty (30) days after the expiration of the Section 3.4(b) Purchase Period, or

(C)	if any Shareholders shall have exercised their right of first refusal pursuant to Section 3.4(c) but thereafter failed to consummate the acquisition of all of the Section 3.4 Shares in accordance with Section 3.4(c), such Transfer must be consummated within thirty (30) days after (x) the expiration of the term provided in (A) of the last paragraph of Section 3.4(c) (if no Shareholder shall have exercised its right of first refusal pursuant to Section 3.4(b)) or (y) the expiration of the term provided in (B) of the last paragraph of Section 3.4(c) (if any Shareholders shall have exercised their right of first refusal pursuant to Section 3.4(b) but thereafter failed to consummate the acquisition of all of the Section 3.4 Shares in accordance with Section 3.4(b)).

(ii)	such Transfer must be made on the same Material Original Terms set forth in the written offer provided with the Section 3.4 Notice; and

(iii)	prior to, or simultaneously with the consummation of the Transfer of the Section 3.4 Shares to the Section 3.4 Transferee, such Section 3.4 Transferee must execute a written instrument pursuant to which, effective as of the consummation of such Transfer, such Section 3.4 Transferee shall become a party to this Agreement and assume all of the rights and obligations of the Transferring Shareholder under this Agreement with respect to the Section 3.4 Shares to be Transferred, with such Section 3.4 Shares remaining bound by this Agreement.

If the Section 3.4 Shares are not so Transferred within the relevant period set forth in Section 3.4(d)(i), the Transferring Shareholder shall not be allowed to Transfer the Section 3.4 Shares to the Section 3.4 Transferee unless the Transferring Shareholder once again follows the procedure set forth in this Section 3.4.

(e)	All notices given under this Section 3.4 shall be given concurrently to all Shareholders and Usiminas.

(f)	The Parties agree that, notwithstanding anything to the contrary in this Section 3.4 or in any other provision of this Agreement, in the event that any Government Authorizations are required as a condition to the consummation of a Transfer of Registered Shares pursuant to this Section 3.4 (including through application of Section 3.5) (a “Conditioned Transfer”), then the applicable maximum term for consummating such Conditioned Transfer shall be extended by such additional time period as may be strictly necessary to obtain all such Government Authorization, provided that:

(i)	each Shareholder involved in such Conditioned Transfer (x) promptly takes or causes to be taken all actions, and does or causes to be done all things, necessary, proper or advisable on its part under applicable Law to obtain all requisite Government Authorizations as soon as reasonably practicable and (y) in good faith keeps the other Shareholders and Usiminas apprised of the status of matters relating to the obtaining of such Government Authorizations (including giving notice to the other Shareholders and Usiminas promptly upon such Government Authorizations shall have been obtained); and

(ii)	the relevant term for completing such Conditioned Transfer shall automatically and immediately terminate on the earliest to occur of (A) a final, unappealable denial (whether explicit or implicit, by operation of any applicable Law or otherwise) of any requisite Government Authorization (in which case the Shareholder involved in such Conditioned Transfer shall give prompt notice thereof to all other Shareholders and Usiminas), or (B) the date that falls eighteen (18) months after the commencement of such term and (C) if the Transferring Shareholder belongs to CEU Group, on the later to occur of (x) the Section 3.4 Government Authorization Expiration Date and (y) seventy-five (75) days after the expiration of the Section 3.4 Period.

Usiminas and the Shareholders other than the Shareholder involved in a Conditioned Transfer shall, to the extent reasonably necessary, proper or advisable for the obtaining of any such Government Authorization required for consummating such Conditioned Transfer, cooperate in good faith and use their reasonable endeavors to facilitate actions taken and things done by the Shareholder involved in the Conditioned Transfer.

(g)	Whenever a Shareholder gives a Right of First Refusal Exercise Notice and, thereafter, fails to consummate any such Transfer within the applicable period to consummate the acquisition, such Shareholder shall, pursuant to the terms of the relevant share purchase agreement, if any, indemnify the Transferring Shareholder for, and shall pay to the Transferring Shareholder the amount of, any loss, liability, claim, damage (but excluding incidental and consequential damages), expense (including, without limitation, costs of investigation and defense and reasonable attorney fees) or diminution of value suffered or incurred by the Transferring Shareholder as a result of such failure.

3.5	If a Change of Control or Bankruptcy Event occurs with respect to a Shareholder of NSC Group, T/T Group or CEU Group (the “Section 3.5 Defaulting Shareholder”), unless the Shareholders of NSC Group, T/T Group and CEU Group (other than the Section 3.5 Defaulting Shareholder) (the “Section 3.5 Non-Defaulting Shareholders”) otherwise agree in writing within thirty (30) days after the date on which all Section 3.5 Non-Defaulting Shareholders have received the Occurrence Notice (as defined in Section 3.7) (or within thirty (30) days after the date on which all Section 3.5 Non-Defaulting Shareholders have confirmed the occurrence of the Change of Control or Bankruptcy Event, in case the Occurrence Notice is not given to all Section 3.5 Non-Defaulting Shareholders within fifteen (15) days after the occurrence), the provisions of Section 3.4 (other than Section 3.4(d)) shall apply mutatis mutandis as if:

(a)	the Section 3.5 Defaulting Shareholder were “the Transferring Shareholder”;

(b)	all of the Registered Shares owned by the Section 3.5 Defaulting Shareholder were “the Section 3.4 Shares”;

(c)	the date on which all Section 3.5 Non-Defaulting Shareholders have received the Occurrence Notice (or, in case the Occurrence Notice is not given within fifteen (15) days, the date on which all Section 3.5 Non-Defaulting Shareholders have confirmed the occurrence) were the date of “receipt of the Section 3.4 Notice by Usiminas”; and

(d)	the “purchase price” per Registered Share owned by the Section 3.5 Defaulting Shareholder set out in the Section 3.4 Notice were the lower of (i) the net equity value per Share based on the latest audited financial statements of Usiminas (the determination of the value difference between a Share and a preferred share shall be made using the previous six-month (6-month) average trading price differential—in percentage terms—between Usiminas ordinary shares and preferred shares on the BM&FBovespa), and (ii) the previous six-month (6-month) average trading price per Usiminas ordinary shares on the BM&FBovespa.

3.6	In the event that a Shareholder’s Affiliate that is not a party to this Agreement purchases any Registered Shares pursuant to Section 3.4 or 3.5, (a) prior to, or simultaneously with the consummation of such purchase, such Affiliate shall execute a written instrument pursuant to which, effective as of the consummation of such Transfer, such Affiliate shall become a party to this Agreement and assume all of the rights and obligations of the Transferring Shareholder under this Agreement with respect to the Registered Shares to be Transferred, with such Registered Shares remaining bound by this Agreement and (b) such Shareholder shall remain liable for the performance of such Affiliate’s obligations under this Agreement.

3.7	If a Change of Control or Bankruptcy Event occurs with respect to a Shareholder, (a) such Shareholder shall immediately give written notice of the occurrence of such event (the “Occurrence Notice”) to the other Shareholders and to Usiminas, and (b) until the earlier to occur of (i) the date on which all the Section 3.5 Non-Defaulting Shareholders agree in writing, in accordance with Section 3.5, that the provisions of Section 3.4 shall not apply and (ii) the date on which the procedures set forth in Section 3.5 for the Transfer of the Section 3.5 Defaulting Shareholder’s Registered Shares shall have all been completed (and irrespective of whether any Section 3.5 Non-Defaulting Shareholders exercise the right to acquire, or consummate the acquisition of, such Registered Shares), (A) such Shareholder shall not be entitled to participate in or vote at any Preparatory Meeting, (B) in computing the majority required for the adoption of any Special Resolution or Ordinary Resolution at any Preparatory Meeting, the Registered Shares held by such Shareholder shall be disregarded, (C) such Shareholder shall not be entitled to exercise any rights under Section 3.4 and (D) such Shareholder shall comply with all of its obligations under this Agreement, including the obligation to exercise the voting rights attaching to such Shareholder’s Registered Shares at each General Meeting and cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholder to vote at each meeting of the Board of Directors (as the case may be) in accordance with the Special Resolution(s) (as defined in Section 4.3) and/or Ordinary Resolution(s) (as the case may be) adopted at the relevant Preparatory Meeting.

3.8	The provisions of Section 3 shall be equally applicable to any Transfer of subscription rights corresponding to Registered Shares or any rights or instruments convertible into Registered Shares.

3.9	In the event any proposed Transfer of Registered Shares involves payment in kind, the Transferring Shareholder shall present to the other Shareholders a bona fide valuation of the right(s) or asset(s) that will comprise such in-kind payment, supported by a valuation report issued by an independent first class investment bank, and the right of first refusal shall be exercised based on the cash value of such in-kind consideration as determined in such bona fide valuation.

3.10	Any Transfer of the Registered Shares made other than strictly in accordance with the provisions of this Section 3 shall be null and void and shall not be registered by Usiminas.

Section 4. Voting

4.1	Except as provided for in Section 4.15, prior to each General Meeting and each meeting of the Board of Directors, a meeting (a “Preparatory Meeting”) shall be held among the Shareholders in order to formulate and adopt a unified position to be taken by the Shareholders at such General Meeting, or by the members of the Board of Directors nominated by the Shareholders at such meeting of the Board of Directors, as the case may be. The Shareholders agree and covenant that they shall exercise the voting rights attaching to their Registered Shares at each General Meeting in accordance with the Special Resolution(s) (as defined in Section 4.3) and/or Ordinary Resolution(s) (as the case may be) adopted at the relevant Preparatory Meeting, as a single, unified block. Each Shareholder further agrees and covenants to cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholder to vote at each meeting of the Board of Directors in accordance with the Special Resolution(s) or Ordinary Resolution(s) (as the case may be) adopted at the relevant Preparatory Meeting.

4.2	The members of the Board of Directors nominated by the Shareholders shall be responsible for the convening of Preparatory Meetings, and shall make their best endeavors so that such meetings are held at least five (5) days before the relevant Board of Directors’ meetings or General Meetings.

4.3	The Shareholders agree that, except as may be otherwise provided in this Section 4.3, any decisions concerning any of the matters listed from (a) through (m) below (i) shall be subject to a Preparatory Meeting, and (ii) shall only be adopted with the affirmative vote of Shareholders holding, in the aggregate, at least ninety percent (90%) of the total number of Registered Shares (a “Special Resolution”):

(a)	increase of Usiminas’ capital through subscription of new shares, and the fixing of the issuance price(s) of such shares (including through parameters);

(b)	reduction of Usiminas’ capital;

(c)	modification of Usiminas’ corporate purpose;

(d)	issuance of securities convertible into shares;

(e)	issuance of new classes of shares or alteration of the powers, preferences or rights of the existing classes of shares;

(f)	reorganization of Usiminas through merger or consolidation into or with another company or through a spin-off;

(g)	participation in a group of companies or a consortium of any kind or entering into a comprehensive strategic alliance agreement; provided, however, that any proposed transaction falling under this item (g) shall be first presented for consideration by the Shareholders at a Preparatory Meeting and, if a Shareholder requests that Usiminas engages an independent first class investment bank or audit firm to provide an opinion as to the fairness of the terms of such transaction, and the bank or firm so engaged concludes (after considering the information provided by all the Shareholders) that the terms of such transaction are fair to Usiminas, then such transaction may be approved by Ordinary Resolution (i.e., no Special Resolution shall be required) at a second Preparatory Meeting;

(h)	dissolution, liquidation, judicial reorganization, admission of bankruptcy, or composition, or the discontinuance of any ongoing liquidation or judicial reorganization;

(i)	determination of Usiminas’ dividend policy and subsequent modifications to that policy;

(j)	incurrence or granting of loans or other financings, granting of guarantees, or approval of any other action that, in each case, would result in an increase of the amount of indebtedness exceeding two-thirds (2/3) of Usiminas’ net equity;

(k)	any acquisition or transfer of any permanent asset(s) or any new investment(s) for a value exceeding ten percent (10%) of the net equity of Usiminas; provided, however, that any proposed transaction falling under this item (k) shall be first presented for consideration by the Shareholders at a Preparatory Meeting, and if a Shareholder requests that Usiminas engages an independent first class investment bank or audit firm to prepare a fairness opinion or valuation report in connection with such transaction and the value of such transaction falls within the range of values determined by the bank or firm so engaged (after considering the information provided by all the Shareholders), then such transaction may be approved by Ordinary Resolution (i.e., no Special Resolution shall be required) at a second Preparatory Meeting;

(l)	any capital expenditure in an amount exceeding three percent (3%) of Usiminas’ net equity, irrespective of whether any such expenditure is to be made in a single transaction or in a series of combined or connected transactions;

(m)	any modification to the Bylaws which involves matters concerning the subject or the purpose of this Section 4.3.

Notwithstanding anything to the contrary in this Section 4.3 or in any other provision of this Agreement, the Shareholders agree that, whenever a transaction requiring approval by Special Resolution falls under item y) of article 13 of the Bylaws, then any Shareholder(s) having a direct interest in such transaction (whether as the counterparty to Usiminas in the transaction, or as an Affiliate of the counterparty to Usiminas in the transaction) shall advise the other Shareholders thereof and abstain from participating in any deliberations concerning the transaction and from voting on its approval at the relevant Preparatory Meeting and, in computing the majority required for the adoption of a Special Resolution in connection with such transaction, the Registered Shares held by such Shareholder(s) shall be disregarded.

In the event that any resolution concerning any matter requiring approval by Special Resolution which has not been so approved is proposed by any Person and/or submitted to a vote at a General Meeting or at a meeting of the Board of Directors, each Shareholder shall vote against such proposed resolution at such General Meeting or shall cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholder to vote against such proposed resolution at such meeting of the Board of Directors (as the case may be).

4.4	It is hereby acknowledged and agreed that neither the approval by the Shareholders of any Special Resolution at a Preparatory Meeting concerning any matter listed from items (a) through (m) in Section 4.3 above, nor any subsequent formal resolution adopted by Usiminas’ Board of Directors or General Meeting with the affirmative vote of the Shareholders or the members of the Board of Directors appointed by the Shareholders (as the case may be) shall give rise to any obligation on the part of the Shareholders to contribute any funds or provide any guarantees or any other financial support or assistance to Usiminas. By way of example (and not of limitation), if an increase of Usiminas’ capital through subscription of new shares were approved by the Shareholders at a Preparatory Meeting and then at the General Meeting with the affirmative vote of the Shareholders, the Shareholders would have a preemptive right (direito de preferência) to subscribe such shares as provided by Law, but their approval thereof would not give rise to, nor should it be construed as, an obligation or commitment on the part of the Shareholders to effectively subscribe for any such shares.

4.5	Subject to the provisions of Sections 4.6 to 4.13, there shall be a Preparatory Meeting for the nomination, removal and replacement of the Chairman of the Board of Directors (Presidente do Conselho de Administração) and the Chief Executive Officer (Diretor-Presidente) of Usiminas, and for the examination and approval or rejection of the candidates nominated by the Chief Executive Officer to compose the Executive Board (it being understood, for the avoidance of doubt, that no Preparatory Meeting shall be required for the nomination of the two (2) members of the Executive Board pursuant to Section 4.12).

4.6	Except as provided for in §7 of Article 141 of the Corporations Law, the number of members of the Board of Directors to be elected by the General Meeting shall not exceed the maximum number provided in the Bylaws. The Parties agree that they shall not approve any amendment to the Bylaws reducing such maximum number without the consent of all Shareholders having a right to nominate members to the Board of Directors under this Section 4.6. In addition, the number of members of the Board of Directors to be nominated by the Parties for election at the General Meeting shall not be lower than eight (8). For each member of the Board of Directors, an alternate member shall be elected to substitute him/her in his/her absence or in the event he/she becomes incapacitated to perform his/her office.

So long as NSC Group and T/T Group hold at least twenty five percent (25%) of the total number of Registered Shares each, (a) NSC and T/T Group shall, in the aggregate, nominate a majority of the members of the Board of Directors (i.e., not fewer than half plus one of the total number of members of the Board of Directors to be appointed by the shareholders in the General Meeting) and their respective alternates, and (b) NSC and T/T Group shall each nominate an equal number of members of the Board of Directors (and their respective alternates); provided that NSC and T/T Group shall each nominate, in any event, not fewer than three (3) members of the Board of Directors each (and their respective alternates); and provided, further, that the members of the Board of Directors that NSC shall nominate pursuant to this Section 4.6 shall include (and not be in addition to) the member that NU has the right to appoint pursuant to article 27 of the Bylaws.

In the event that the percentage of Registered Shares held by NSC Group or T/T Group falls below twenty five percent (25%) of the total number of Registered Shares, the number of the members of the Board of Directors to be nominated by NSC and T/T Group shall be proportionally revised taking into account their then relative holdings of Registered Shares.

So long as (a) CEU Group holds ten percent (10%) or more of the total number of Registered Shares, and (b) no Person or group of Persons entitled to appoint a member of the Board of Directors in accordance with article 12, paragraph 1°, of the Bylaws shall have exercised (or presented a written indication that it or they intend to exercise) such right at an annual General Meeting at which members of the Board of Directors are to be elected, then CEU shall nominate two (2) members of the Board of Directors (and their respective alternates). If, however, any Person or group of Persons shall have appointed (or presented a written indication that it or they intend to appoint) a member of the Board of Directors pursuant to article 12, paragraph 1°, of the Bylaws, then CEU shall, to the extent the condition set forth in (a) of the preceding sentence is satisfied, nominate one (1) member of the Board of Directors (and such member’s alternate). Nothing in this Agreement shall prevent CEU from representing the employees of Usiminas or from appointing one member of the Board of Directors on their behalf; provided, however, that the member(s) nominated by CEU pursuant to this Agreement shall include (and not be in addition to) any member that CEU may appoint on behalf of Usiminas’ employees.

Notwithstanding any nomination pursuant to the preceding paragraph in this Section 4.6, CEU acknowledges and agrees that the Shareholders shall not vote for the election of any candidate for the Board of Directors nominated by CEU unless all of the members of the Board of Directors (and their respective alternates) nominated by each of NSC and T/T Group in accordance with this Section 4.6 shall have been effectively elected by the relevant General Meeting; it being understood, for the avoidance of doubt, that the absence in the Board of Directors of any members nominated by CEU shall not prevent, limit or otherwise restrict CEU’s rights under this Agreement, including its right to convene, participate and vote at any and all Preparatory Meetings.

The Shareholder or Group that nominated a member of the Board of Directors shall have the right to require, at its sole discretion, the removal or replacement at any time of such member of the Board of Directors. Any vacancy created by the death, resignation or removal of any member of the Board of Directors shall be filled by a person nominated by the Shareholder or Group that had nominated the deceased, resigning or removed member of the Board of Directors.

The Parties acknowledge and agree that the nomination of the members of the Board of Directors pursuant to this Section 4.6 shall not require approval by Special Resolution nor by Ordinary Resolution.

4.7	The Chairman of the Board of Directors shall be nominated by Ordinary Resolution, out of the persons nominated for election as members of the Board of Directors pursuant to Section 4.6.

4.8	NSC and T/T Group shall have the right to nominate by consensus the Chief Executive Officer of Usiminas, which nomination shall be approved by way of an Ordinary Resolution adopted with the affirmative vote of both NSC and T/T Group. The removal or replacement of the Chief Executive Officer shall require the consensus of NSC and T/T Group, which removal shall be approved also by way of an Ordinary Resolution adopted with the affirmative vote of both NSC and T/T Group.

4.9	At any annual General Meeting at which members of the Board of Directors and/or the Chairman of the Board of Directors are to be elected, each Shareholder shall vote all of its Registered Shares and any other Shares owned by it, and shall cause its Affiliates to vote any and all Shares owned by such Affiliates, in favor of:

(a)	the election of each of the persons nominated for election as members of the Board of Directors (and their respective alternates) pursuant to Section 4.6; it being understood, for the avoidance of doubt, that (i) the Shareholders shall vote for the election of any candidate for the Board of Directors nominated by CEU in accordance with Section 4.6 if (but only if) all of the members of the Board of Directors (and their respective alternates) nominated by each of NSC and T/T Group in accordance with Section 4.6 above shall have been effectively elected by the General Meeting, and (ii) the Shareholders shall vote for the election of the second candidate for the Board of Directors (and such candidate’s alternate) nominated by CEU in accordance with Section 4.6 if (but only if) no Person or group of Persons shall have appointed (or presented a written indication that it or they intend to appoint) a member of the Board of Directors pursuant to article 12, paragraph 1°, of the Bylaws; and

(b)	the election of the person nominated for election as Chairman of the Board of Directors pursuant to Section 4.7.

Each Shareholder shall cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholder to vote in favor of the election of the Chief Executive Officer nominated pursuant to Section 4.8.

Each Shareholder shall also be required to vote all of its Registered Shares and any other Shares owned by it, and shall cause its Affiliates to vote any and all Shares owned by such Affiliates, at the General Meeting and/or to cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholder to vote (as applicable), in favor of any removal and/or replacement of any member of the Board of Directors requested in accordance with Section 4.6, or any appointment, removal and/or replacement of the Chief Executive Officer decided in accordance with Section 4.8.

4.10	In case an election of members of the Board of Directors at any given General Shareholders Meeting is to be made by cumulative voting (voto múltiplo) and/or members of the Board of Directors are elected pursuant to Article 141 §4° or §5° of the Corporation Law, the Shareholders shall coordinate among themselves and vote their Registered Shares (and any other Shares owned by them), and shall cause their Affiliates to vote any and all Shares owned by such Affiliates, at such General Meeting in such manner as may be necessary or required for the Shareholders to elect the highest possible number of members of the Board of Directors nominated for election pursuant to Sections 4.6 (it being understood, for the avoidance of doubt, that when so doing, the Shareholders shall abide, to the maximum extent possible, by the provisions of Sections 4.6 and 4.9).

4.11	The Executive Board shall consist of one (1) Chief Executive Officer and two (2) to six (6) additional members (with or without specific designation, office or function).

4.12	NSC shall have the right to nominate one (1) member of the Executive Board (in addition to the right to nominate by consensus with T/T Group the Chief Executive Officer under Section 4.8), and to remove and/or replace such member at any time in its sole discretion.

Ternium shall have the right to nominate one (1) member of the Executive Board (in addition to its right, as part of T/T Group, to nominate by consensus with NSC the Chief Executive Officer under Section 4.8), and to remove and/or replace such member at any time in its sole discretion.

The Parties acknowledge and agree that the nomination of the members of the Executive Board pursuant to this Section 4.12 shall not require approval by Special Resolution nor by Ordinary Resolution.

4.13	The Chief Executive Officer nominated pursuant to Section 4.8 for a given period shall nominate the members of the Executive Board for such period (other than the persons nominated by NSC and by Ternium pursuant to Section 4.12), which nomination shall be subject to approval by the Shareholders by Ordinary Resolution adopted at a Preparatory Meeting. The members of the Executive Board nominated by the Chief Executive Officer shall be professionals trusted by the Chief Executive Officer, in his/her discretion. Members of the Executive Board (other than the members nominated by NSC and by Ternium pursuant to Section 4.12) may be removed and/or replaced pursuant to an Ordinary Resolution adopted at a Preparatory Meeting or upon request by the Chief Executive Officer, provided that any such removal and/or replacement requested by the Chief Executive Officer shall require approval by the Shareholders by Ordinary Resolution adopted at a Preparatory Meeting; and provided, further, that the Chief Executive Officer shall nominate the replacement member for any member so removed or replaced.

Each Shareholder shall cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholder to vote at the meeting of the Board of Directors in favor of (a) the election of the persons nominated for election as members of the Executive Board pursuant to Section 4.12 and this Section 4.13 and (b) the removal or replacement of any such members in accordance with Section 4.12 or this Section 4.13, as applicable.

4.14	The Shareholders agree that the adoption of a resolution at a Preparatory Meeting concerning any matter to be submitted to, or to be resolved upon by, a General Meeting or a meeting of the Board of Directors, other than those matters requiring approval by Special Resolution under Section 4.3, shall require approval by Ordinary Resolution. In the event that any resolution concerning any matter requiring approval by Ordinary Resolution which has not been so approved is proposed by any Person and/or submitted to a vote at a General Meeting or at a meeting of the Board of Directors, each Shareholder shall vote against such proposed resolution at such General Meeting or shall cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholder to vote against such proposed resolution at such meeting of the Board of Directors (as the case may be).

The Shareholders agree that the multiannual investment budget (or any annual revisions thereof) shall be presented to the Shareholders at a Preparatory Meeting prior to its formal consideration and approval by the Board of Directors; provided, however, that, notwithstanding anything to the contrary in this Section 4.14 or in any other provision of this Agreement, it is understood and agreed that such presentation shall be made for informational purposes only and any investment budget (or annual revision thereof) so presented shall not be binding.

4.15	Notwithstanding anything to the contrary in Section 4.14 or in any other provision of this Agreement, the Shareholders agree that, whenever a transaction which does not require approval by Special Resolution falls under item y) of article 13 of the Bylaws, then such transaction shall not be considered or approved at a Preparatory Meeting, and the Shareholders shall not be required to adopt a unified position thereon. The Shareholders acknowledge and agree that the approval of any such transactions shall be subject to the applicable rules provided in the Law and in the Bylaws, and that the members of the Board of Directors (and their alternates) nominated by the Shareholders pursuant to this Agreement shall be free to vote on the approval of any such transaction as they consider appropriate and with due observance of their duties under applicable Law and the applicable provisions of the Bylaws, and that such members of the Board of Directors (and their alternates) shall not be required (nor shall they be deemed to be bound hereunder) to exercise their vote to favor any Party or any Affiliate of any Party in any way.

Section 5. Term

5.1	(a) This Agreement shall be effective as from the Execution Date.

(b)	This Agreement shall be valid until (and including) November 6, 2031 (the “Termination Date”); provided, however, that, unless Shareholders representing more than ten percent (10%) of all the Registered Shares give written notice that they elect not to renew this Agreement at least one hundred and eighty (180) days prior to the Termination Date, this Agreement shall renew automatically and be extended for an additional five-year term and, upon expiration of such additional five-year term, shall renew automatically and be extended for subsequent and consecutive five-year terms, unless Shareholders representing more than ten percent (10%) of all the Registered Shares give written notice that they elect not to renew this Agreement at least one hundred and eighty (180) days prior to the end of any subsequent five-year term.

5.2	The Shareholders acknowledge that, as from the Execution Date, the terms of the Original Agreement are superseded in their entirety by the terms of this Agreement.

5.3	Without prejudice to the foregoing, as from November 6, 2016, CEU shall have the option (but not the obligation) to, on the terms and subject to the conditions provided in this Section 5.3, withdraw all (but not less than all) of its Registered Shares from this Agreement, and thereby relinquish all its rights and be released from all its obligations hereunder (except for such rights and obligations indicated in this Section 5.3) by delivering prior written notice to that effect to all other Shareholders and to Usiminas (the “CEU Withdrawal Notice”).

(a)	Upon receipt of the CEU Withdrawal Notice, the other Shareholders shall have the option (but not the obligation) to acquire all (and no less than all) of the Registered Shares then owned by CEU (the “Section 5.3 Shares”), at a price per share equal to the average, weighted by the volume of transactions, of the closing prices of the last forty (40) trading days of BM&FBovespa immediately prior to (but excluding) the date on which the CEU Withdrawal Notice is given. Any Shareholder wishing to exercise such option shall, within sixty (60) days after receipt of the CEU Withdrawal Notice (the “Section 5.3 Period”), give notice to CEU, the other Shareholders and Usiminas stating such Shareholder’s irrevocable election to purchase, directly and/or through one or more of its Affiliates, either its pro rata portion or all of the Registered Shares then owned by CEU (the “Section 5.3(a) Exercise Notice”), it being understood and agreed that if a Shareholder does not give such notice, that Shareholder shall be deemed to have chosen not to exercise its option under this Section 5.3(a). For the purpose of this Section 5.3(a), the applicable “pro rata portion” of each Shareholder shall be such proportion, expressed in percentage terms, as (x) the number of Registered Shares owned by such Shareholder bears to (y) the aggregate number of Registered Shares owned by all Shareholders, excluding the Registered Shares owned by CEU.

Shareholders who provide a Section 5.3(a) Exercise Notice shall have the right (and the obligation) to acquire the Section 5.3 Shares; provided that they acquire all (and not less than all) of such Section 5.3 Shares. Unless otherwise agreed among all Shareholders who provide a Section 5.3(a) Exercise Notice, the allocation of such Section 5.3 Shares among such Shareholders shall be made in accordance with the same rules provided in paragraphs (i) and (ii) of Section 3.4(b) (it being understood, for the avoidance of doubt, that the option contemplated in subparagraph (D) of paragraph (ii) of Section 3.4(b) shall apply also in the context of this Section 5.3(a)), which shall be applied mutatis mutandis as if:

(i)	references to “Shareholder(s) belonging to the same Group as the Transferring Shareholder” were references to “Shareholder(s) belonging to any Group other than CEU’s Group”;

(ii)	references to “Right of First Refusal Exercise Notice” were references to “Section 5.3(a) Exercise Notice”;

(iii)	references to “Section 3.4 Shares” were references to “Section 5.3 Shares”;

(iv)	references to “on the same terms as the Material Original Terms (subject to Section 3.4(f))” were references to “at a price per share equal to the average, weighted by the volume of transactions, of the closing prices of the last forty (40) trading days of BM&FBovespa immediately prior to (but excluding) the date on which the CEU Withdrawal Notice is given”; and

(v)	references to “the expiration of the Section 3.4(b) Purchase Period” were references to “the expiration of the term provided in the last paragraph of this Section 5.3(a)”.

Any and all purchases of Section 5.3 Shares pursuant to this Section 5.3(a) must be consummated within thirty (30) days after the expiration of the Section 5.3 Period; provided, however, that in the event that any Government Authorizations are required as a condition to the consummation of any Transfer of Section 5.3 Shares pursuant to this Section 5.3(a), the term to consummate such Transfer shall commence on the date on which the Government Authorizations required to consummate such Transfer are obtained (and the Shareholder involved in such Transfer shall give notice to all other Shareholders and Usiminas promptly upon such Government Authorizations are obtained) and; provided, further, that (i) each Shareholder involved in such Transfer (A) promptly takes or causes to be taken all actions, and does or causes to be done all things, necessary, proper or advisable on its part under applicable Law to obtain all requisite Government Authorizations as soon as reasonably practicable and (B) in good faith keeps the other Shareholders and Usiminas apprised of the status of matters relating to the obtaining of such Government Authorizations (including giving notice to the other Shareholders and Usiminas promptly upon such Government Authorizations shall have been obtained); (ii) the applicable purchase price payable for the relevant Section 5.3 Shares shall be subject to monetary adjustment from the date that is three (3) months from the date of the relevant Section 5.3(a) Exercise Notice until the date on which the Transfer of the relevant Section 5.3 Shares is consummated, by the Taxa SELIC (Sistema Especial de Liquidação e Custódia) published by the Comitê de Política Monetária (COPOM), or other rate that might replace it, accrued on a monthly basis; and (iii) if such Government Authorizations are denied or the Shareholder involved in such Transfer chooses to desist from the Transfer, the provisions of Section 5.3(c) shall apply.

(b)	If no Shareholder exercises the option contemplated by Section 5.3(a), or if the Shareholder(s) who have exercised such option shall have failed to consummate the purchase of all the Section 5.3 Shares in accordance with Section 5.3(a), then, effective as from (A) if no Shareholder shall have exercised the option contemplated by Section 5.3(a), the day immediately following the expiration of the Section 5.3 Period or (B) if the Shareholder(s) who have exercised such option shall have failed to consummate the purchase of all the Section 5.3 Shares in accordance with Section 5.3(a), the day that is thirty-one (31) days after the expiration of the Section 5.3 Period (the “CEU Withdrawal Effective Date”), CEU shall be deemed to have relinquished all its rights and shall be released from its obligations under this Agreement (except for the obligations contemplated by Section 6, which shall survive for the period stated in the last paragraph thereof), and the Registered Shares owned by CEU shall cease to be bound by this Agreement, except that, until the Termination Date, CEU shall continue to be bound by the obligations provided by Section 3.4 of this Agreement, and the Registered Shares owned by CEU shall continue to be bound by Section 3.4 and, accordingly, CEU may not, prior to the Termination Date, Transfer any such Shares to any Person without granting the Shareholders the right of first refusal provided by Section 3.4 of this Agreement; provided, however, that the obligations provided by Section 3.4 of this Agreement shall not apply in respect to:

(i)	any sale of Shares by CEU made through BM&FBovespa after the CEU Withdrawal Effective Date, it being agreed that the number of Shares sold in reliance on this proviso on any day may not exceed twenty-five percent (25%) of the average daily reported volume of trading of the Shares on the BM&FBovespa for the month preceding the month in which such sale is made; or

(ii)	any block trade on BM&FBovespa or any public offering not qualifying under clause (i) above; provided that:

(A)	CEU shall have first granted all the Shareholders the option to acquire all (but not less than all) of the Shares proposed to be sold by CEU through any such block trade or offering, at a price per share equal to the average, weighted by the volume of transactions, of the closing prices of the last five (5) trading days of BM&FBovespa immediately prior to (but excluding) the date on which CEU gives notice (the “CEU Section 5.3(b)(ii)(A) Notice”) to all the Shareholders (with a copy to Usiminas) to that effect. Upon receipt of such notice from CEU, the procedure contemplated by Section 5.3(a) shall, mutatis mutandis, be followed; provided that, for the purpose of the exercise of the option contemplated by this subparagraph (A), the “Section 5.3 Period” shall be the fifteen-day (15-day) period following receipt of the CEU Section 5.3(b)(ii)(A) Notice, and that the purchase of the relevant CEU’s Shares under this Section 5.3(b)(ii)(A) must be consummated within forty five (45) days after the expiration of such period. Notwithstanding the foregoing, in the event that any Government Authorizations are required as a condition to the consummation of any Transfer of CEU’s Shares pursuant to this Section 5.3(b)(ii)(A), the term to consummate such Transfer shall commence on the date on which the Government Authorizations required to consummate such Transfer are obtained (and the Shareholder involved in such Transfer shall give notice to all other Shareholders, CEU and Usiminas promptly upon such Government Authorizations are obtained); provided that (x) each Shareholder involved in such Transfer (1) promptly takes or causes to be taken all actions, and does or causes to be done all things, necessary, proper or advisable on its part under applicable Law to obtain all requisite Government Authorizations as soon as reasonably practicable and (2) in good faith keeps the other Shareholders and Usiminas apprised of the status of matters relating to the obtaining of such Government Authorizations (including giving notice to the other Shareholders and Usiminas promptly upon such Government Authorizations shall have been obtained); (y) the applicable purchase price payable for the relevant Shares shall be subject to monetary adjustment from the date that is three (3) months from the date of the relevant exercise notice until the date on which the Transfer of the relevant Shares is consummated by the Taxa SELIC (Sistema Especial de Liquidação e Custódia) published by the Comitê de Política Monetária (COPOM), or such other rate that might replace it, accrued on a monthly basis; and (z) if such Government Authorizations are denied or the Shareholder involved in such Transfer chooses to desist from the Transfer, the provisions of Section 5.3(c) shall apply.

(B)	if (i) no Shareholder exercises the option contemplated by subparagraph (A) above, or (ii) if the Shareholder(s) who have exercised such option shall have failed to consummate the purchase of all of the relevant CEU’s Shares, then the proposed block trade or offering may be made only if completed within sixty (60) days after expiration of the term for the Shareholders’ exercise of the option contemplated by subparagraph (A) above.

Any Transfer of Shares by CEU following delivery of the CEU Withdrawal Notice made other than strictly in accordance with the provisions of Section 5.3(a) or Section 5.3(b) shall be null and void and shall not be recognized or registered by Usiminas.

(c)	Whenever a Shareholder gives a Section 5.3(a) Exercise Notice or exercises the option contemplated in subparagraph (A) of Section 5.3(b)(ii) and, thereafter, fails to consummate any such Transfer within the applicable purchase period, such Shareholder shall, pursuant to the terms of the relevant share purchase agreement, if any, indemnify CEU for, and shall pay to CEU the amount of, any loss, liability, claim, damage (but excluding incidental and consequential damages), expense (including, without limitation, costs of investigation and defense and reasonable attorney fees) or diminution of value suffered or incurred by the CEU as a result of such failure.

Section 6. Confidentiality

Each Party shall treat all non-public data and information (the “Confidential Information”) furnished to it by another Party or Usiminas (“Disclosing Party”) in connection with this Agreement as confidential, and shall take or cause to be taken such reasonable precautions as are necessary to prevent disclosure of any Confidential Information to any other Person; provided, however, that the first-mentioned Party may disclose Confidential Information:

(a)	with the prior written authorization of the Disclosing Party;

(b)	if disclosure is required under applicable Law; provided, however, that the Party that is so required to disclose any Confidential Information shall, to the extent not prohibited by such Law, give the Disclosing Party prompt written notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy;

(c)	if the Confidential Information was part of the public domain at the time of its disclosure to such Party;

(d)	if the Confidential Information becomes generally available to the public or otherwise part of the public domain after its disclosure to such Party, other than through any act or omission of a Party in breach of this Section 6;

(e)	if the Confidential Information was subsequently disclosed to such party by a third party on a non-confidential basis; provided that such third party is not known by such Party to be bound to any confidentiality duty or obligation (whether to the Disclosing Party or any other Person) with respect to such Confidential Information;

(f)	if such Party can demonstrate that the Confidential Information was already in such Party’s possession at the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly, from the Disclosing Party on a confidential basis; or

(g)	to the extent necessary (i) to enforce such Party’s rights under this Agreement or (ii) in connection with such Party’s defense of any action, suit or proceeding relating to this Agreement.

Each Party may disclose any Confidential Information to its Affiliates and to its and its Affiliate’s directors, officers, employees, auditors and legal, accounting, tax and other advisors, who reasonably need to have access to such information; provided that each Party shall take all reasonable measures to cause such Persons to abide by the confidentiality obligations provided by this Section 6 and shall be liable for any breach of such confidentiality obligations by any such Person. The Parties acknowledge and agree that Confidential Information may be used only for the purpose of this Agreement.

The confidentiality obligations in this Section 6 shall survive termination of this Agreement for a period of five (5) years from such termination.

Section 7. Deposit of Agreement and Registration of Shares

One copy of this Agreement shall be deposited at the head office of Usiminas and all applicable provisions of this Agreement concerning the Registered Shares shall be registered in the Usiminas’s share register and on the certificates evidencing the Registered Shares. Usiminas shall notify all Shareholders of any Transfer or attempted Transfer of Registered Shares.

Section 8. Governing Law and Jurisdiction

8.1	This Agreement shall be governed by the Law of the Federative Republic of Brazil (including Articles 466-A to 466-C of the Civil Process Code which shall apply to any breach by a Party of the obligations assumed herein), without giving effect to the conflict of laws principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the Courts of the City of Belo Horizonte, State of Minas Gerais, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action or proceeding and waives any objection which it may now or hereafter have to the laying of the venue of any such action or proceeding in any such court or that any such action or proceeding which is brought in any such court has been brought in an inconvenient forum.

Section 9. General Provisions

9.1	Except as otherwise provided in this Agreement, no Party may assign any of its rights or obligations under this Agreement in whole or in part without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of, any successors and permitted assigns of the Parties.

9.2	All notices, consents, waivers, and other communications under this Agreement must be in writing and in the English language and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax or electronic mail (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by an internationally recognized courier service (receipt requested), in each case to the appropriate addresses, fax numbers and electronic addresses set forth in Appendix 1 hereto (or to such other addresses, fax numbers and electronic addresses as any Party may designate by notice to the other Parties).

9.3	The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or set forth herein. The Parties further agree that Article 118 of Law 6404/1976 (as such is amended or replaced from time to time) as well as articles 461 and 632 through 645 of the Brazilian Code of Civil Procedure (as such are amended or replaced from time to time) shall apply to this Agreement in full and each Party shall be entitled to the specific performance provisions set out therein.

9.4	If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable. If this Agreement continues in full force and effect as provided above, the Parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

9.5	The rights and remedies of the Parties under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

9.6	Usiminas signs this Agreement as evidence of acknowledgement and confirmation of its filing in Usiminas’ headquarters, and hereby declares to have knowledge of all its terms. Usiminas further agrees to take any action on its part required to be taken under this Agreement.

9.7	This Agreement replaces and supersedes the A&RSHA. In the event of any inconsistencies between the terms of this Agreement and the terms of the Portuguese-language agreement entitled “Acordo de Acionistas Aditado e Consolidado” among the Parties dated the Execution Date, the latter shall govern and prevail.

9.8	The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” shall be construed as inclusive without limitation, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others.

9.9	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Caixa dos Empregados da Usiminas	Confab Industrial S.A.

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

Metal One Corporation	Mitsubishi Corporation do Brasil, S.A.

By:	By:
Name:	Name:
Title:	Title:

Nippon Steel Corporation	Nippon Usiminas Co., Ltd.

By:	By:
Name:	Name:
Title:	Title:

Prosid Investments S.C.A.	Siderar S.A.I.C.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

Ternium Investments S.à r.l.

By:
Name:
Title:

By:
Name:
Title:

As intervening party:

Usinas Siderúrgicas de Minas Gerais S/A -

USIMINAS

By:
Name:
Title:

By:
Name:
Title:

Witnesseth by:	Witnesseth by:

Name:	Name:
ID:	ID: